Cooper Industries
P.O. Box 4446
Houston, Texas 77210-4446

News Release

For Immediate Release

For information contact:
Mark Doheny
Cooper Industries
713-209-8484
mark.doheny@cooperindustries.com

Cooper Industries Announces Organizational Changes
Senior Vice President and Chief Financial Officer Terry Klebe To Retire in 2010; Neil
Schrimsher Named Executive Vice President, Cooper Connection

Dublin, Ireland, February 22, 2010 – Cooper Industries today announced Senior Vice President and Chief Financial Officer, Terry A. Klebe, will retire in 2010 after 15 years of service with Cooper Industries. Mr. Klebe began his career at Cooper in 1995 as Vice President and Controller and was appointed Senior Vice President, Strategic Sourcing in 1999. In 2002, he was promoted to Chief Financial Officer and has served in this role for the past 8 years.

“Terry has made a tremendous impact at Cooper during his 15 years of service,” said Cooper Industries Chairman and Chief Executive Officer Kirk S. Hachigian. “He has worked tirelessly and with the utmost passion and ethical standards throughout his career and has been a trusted advisor and business partner as we transformed Cooper over the last decade into the company it is today. Over the last year, he has successfully led our financial organization through the most turbulent time our company has seen since the great depression and was largely responsible for protecting and strengthening our balance sheet through the economic downturn. We envision a smooth and planned exit for Terry that will occur later in 2010.”

Additionally, Cooper Industries today announced the appointment of Neil A. Schrimsher to the position of Executive Vice President, Cooper Connection, reporting to Chairman and Chief Executive Officer Kirk S. Hachigian. In this role, Schrimsher will oversee four of Cooper’s electrical products divisions — Cooper B-Line, Cooper Bussmann, Cooper Wiring Devices and Cooper Lighting. These four units, which represent approximately 40% of the company’s total revenue, are bound by a common distribution channel and primarily serve commercial, industrial and residential markets. Schrimsher will maintain his position as President of Cooper Lighting.

“Neil is a proven and effective leader with a history of building and mobilizing strong teams that get outstanding results,” said Cooper Industries Chairman and Chief Executive Officer Kirk S. Hachigian. “His management expertise and electrical industry experience gives us great confidence that he will successfully lead the effort to capitalize on many of the synergies that are inherent in our Cooper Connection businesses.”

Prior to joining Cooper in 2006, Schrimsher spent 5 years with Siemens and 17 years with General Electric in a variety of leadership and management roles. He holds an MBA from John Carroll University and a BA in Marketing from the University of Tennessee.

Finally, Cooper announced the appointment of Mark Eubanks as Vice President and General Manager, Cooper Lighting, reporting to Neil Schrimsher. Eubanks joined Cooper in 2006 and has worked in a variety of increasingly responsible roles for the past four years, most recently as Vice President and General Manager, Architectural & Lighting Control Products. Mark holds a Masters Degree in Finance Management from Emory University and an Electrical Engineering Degree from the University of Florida.

About Cooper Industries

Cooper Industries plc (NYSE: CBE) is a global manufacturer with 2009 revenues of $5.1 billion, approximately eighty-nine percent of which are from electrical products. Founded in 1833, Cooper’s sustained level of success is attributable to a constant focus on innovation, evolving business practices while maintaining the highest ethical standards, and meeting customer needs. The Company has eight operating divisions with leading market share positions and world-class products and brands including: Bussmann electrical and electronic fuses; Crouse-Hinds and CEAG explosion-proof electrical equipment; Halo and Metalux lighting fixtures; and Kyle and McGraw-Edison power systems products. With this broad range of products, Cooper is uniquely positioned for several long-term growth trends including the global infrastructure build-out, the need to improve the reliability and productivity of the electric grid, the demand for higher energy-efficient products and the need for improved electrical safety. In 2009, sixty-one percent of total sales were to customers in the industrial and utility end-markets and thirty-nine percent of total sales were to customers outside the United States. Cooper has manufacturing facilities in 23 countries as of 2009. For more information, visit the website at www.cooperindustries.com

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